EXHIBIT 10.39

Director Compensation

Under the ACE Limited 2004 Long-Term Incentive Plan, director compensation, non-management directors receive $150,000 per year for their service as directors. The Company pays 60% of this fee in the form of restricted stock units having a fair market value, based on the value of the Company’s Ordinary Shares, of $90,000. Beginning with the 2004 annual general meeting, these stock units are awarded at the annual general meeting and will vest at the next annual general meeting. The remaining $60,000 of the annual fee to directors are paid in cash quarterly, following the general meeting. Committee chairmen receive committee chair retainers as follows: Audit—$20,000; Compensation—$10,000; and other—$5,000. The Lead Director receives a retainer of $15,000, which is in addition to any retainer received as a committee chairman. All members of the Audit Committee, other than the chairman, receive a premium of $10,000 per year and all members of the Compensation Committee, other than the chairman, $5,000 per year. Directors are not paid fees for attending regular Board or committee meetings, but in extraordinary circumstances requiring many meetings, may be paid an additional $2,000 fee for each special Board meeting attended, at the discretion of the Chairman of the Board. The premiums for committee chairmanships, Lead Director, Audit or Compensation Committee service and special Board meeting fees is paid quarterly in cash. Directors may elect to receive all of their compensation (other than for special meetings) in the form of stock units issued on an annual basis. Ordinary Shares will be issued for stock units six months after a director’s termination from the Board. Until such Ordinary Shares are issued, the stock units awarded to directors may not be sold or transferred. When the Company pays dividends on its stock, it will issue stock units to directors equivalent in value to the dividend payments that they would have received if they held stock rather than stock units.

In addition to the above described compensation, the Company has a matching contribution program for non-management directors pursuant to which the Company will match director charitable contributions to registered charities, churches or schools up to a maximum of $10,000 per year, with a $5,000 maximum per organization.